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                                                                    Exhibit 10.2
[LOGO ScanSoft(TM)]


May 23, 2003

David Gerth

Dear David,

Congratulations! It is with great pleasure that I confirm our employment offer, in the position of a Vice President of Finance. Your tentative start date for your new position is Tuesday, May 27, 2003. On or about August 15, 2003 I will recommend to the Board of Directors that you be promoted to the position of Chief Financial Officer.

Your starting annual base salary will be $225,000 paid on a semi-monthly basis. In addition to your base salary, you will be eligible to participate in the 2003 Employee Bonus Plan, which pays a target of 40% of base salary, pro-rated according to date of hire.

Once you have signed the offer letter, I will recommend to the ScanSoft Inc. Board of Directors, a New Hire stock option grant of 400,000 shares. Details of this grant will be provided to you when the grant is finalized.

You will become eligible to receive six months severance package in the event that the company for any reason other than cause terminates your employment. Specifically in the event of a change of control and your position is eliminated within 6 months of the event you will be eligible to receive twelve months base salary plus immediate acceleration of any unvested stock options.

As a full-time employee, you will be eligible for our comprehensive benefits package. You will also be eligible to participate in the 401(k) plan effective the start of the quarter following your date of hire (anticipated to be October 1, 2003). The enclosed material outlines all of our benefits to which you are entitled as a ScanSoft, Inc. employee.

Please be advised that ScanSoft, Inc. is an employment-at-will employer and this offer is not to be construed as an employment contract. This offer is contingent upon your satisfying the conditions of hire, including providing proof of your eligibility to work in the United States. Please read it carefully and call me if you have any questions.

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D. Gerth Offer Confirmation Letter
                                                                        Page Two

We, at ScanSoft, Inc., are proud of our reputation and we feel confident that you will be a positive addition to the Management Team, while the position will afford you the opportunity to grow your professional skill set.

David, we would appreciate it if you would confirm your acceptance of our employment offer, by signing this offer confirmation letter and returning it to my attention as soon as possible.

If you have further questions regarding our offer, feel free to contact me at 978-977-2125. Further questions regarding the new hire process or benefit programs should be directed to Dawn Fournier, Vice President, Human Resources at 978-977-2417. I look forward to our working together and your joining the ScanSoft, Inc. organization.

Sincerely,


/s/ Paul Ricci
----------------------------
Paul Ricci, Chairman & CEO

/csr
co: D. Fournier
    Employee File

Enclosures/Forms:   Employment Eligibility Verification form, Benefits Summary,
                    Non-Compete, Proprietary Information, & Conflict of Interest
                    Agreement.

I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:


/s/ David A. Gerth                                     May 27, 2003
-------------------------                              -------------------------
New Hire Signature                                     Date of Acceptance